As filed with the U.S. Securities and Exchange Commission on August 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0601045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4110 Montreal, Quebec, Canada H3B 4W8	3850 Annapolis Lane North, Suite 180 Plymouth, Minnesota 55447

(Address of Principal Executive Offices)

BIOAMBER INC. 2008 STOCK INCENTIVE PLAN

BIOAMBER INC. 2013 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plans)

Jean-François Huc

BioAmber Inc.

President and Chief Executive Officer

1250 Rene Levesque West, Suite 4110

Montreal, Quebec, Canada H3B 4W8

(Name and address of agent for service)

(514) 844-8000

(Telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq.

Michael J. Minahan, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(6)
Common stock, $0.01 par value per share (2013 Stock Option and Incentive Plan)	2,821,422(2)	$5.85(4)	$16,505,319	$2,252
Common stock, $0.01 par value per share (2008 Stock Incentive Plan)	2,061,500(3)	$10.80(5)	$22,264,200	$3,037
Total	4,882,922		$38,769,519	$5,289

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 2,821,422 shares of common stock available for future issuance under the 2013 Stock Option and Incentive Plan (the “2013 Plan”). Shares of common stock reserved for issuance under the 2013 Plan consist of (a) 2,761,922 shares of common stock reserved for future issuance under the 2013 Plan plus (b) 59,500 shares of common stock previously reserved but unissued under the 2008 Stock Incentive Plan (the “2008 Plan”) that are now available for future issuance under the 2013 Plan, subject to certain limitations. See footnote 3 below.
(3)	Represents shares of common stock reserved for issuance pursuant to stock options outstanding under the 2008 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or lapse unexercised subsequent to the date of this Registration Statement, the shares of common stock subject to such awards will become available for issuance under the 2013 Plan. See footnote 2 above.
(4)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of the Registrant’s common stock on The New York Stock Exchange on August 12, 2013.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $10.80 per share, the weighted average exercise price of awards outstanding under the 2008 Plan as of the date of this Registration Statement.
(6)	Calculated by multiplying 0.00013640 by the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 10, 2013 relating to the Registration Statement on Form S-1, as amended (File No. 333-177917), which contains the registrant’s audited financial statements for the latest fiscal year which such statements have been filed;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

(c)	The Registrant’s current reports on Form 8-K dated June 3, 2013, June 10, 2013 and June 28, 2013; and

(d)	The description of the Registrant’s units, common stock and warrants contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-35905) originally filed with the Commission on May 1, 2013 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide that the Registrant will indemnify each of its directors and officers to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers and has purchased a policy of directors’ and officers’ liability insurance that insures its directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 14th day of August, 2013.

BIOAMBER INC.

By:	/s/ Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of BioAmber, Inc., hereby severally constitute and appoint Jean-François Huc, and Andrew P. Ashworth, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Jean-François Huc	President, Chief Executive Officer and Director	August 14, 2013
Jean-François Huc	(Principal Executive Officer)

/s/ Andrew P. Ashworth	Chief Financial Officer	August 14, 2013
Andrew P. Ashworth	(Principal Financial and Accounting Officer)

/s/ Raymond Land	Chairman of the Board of Directors	August 14, 2013
Raymond Land

/s/ Denis Lucquin	Director	August 14, 2013
Denis Lucquin

/s/ William Camp	Director	August 14, 2013
William Camp

/s/ Kurt Briner	Director	August 14, 2013
Kurt Briner

/s/ Heinz Haller	Director	August 14, 2013
Heinz Haller

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (filed as exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-177917), filed previously with the Commission on April 11, 2013 and incorporated by reference herein)

4.2	BioAmber Inc. 2008 Stock Incentive Plan and forms of agreement thereunder

4.3	BioAmber Inc. 2013 Stock Option and Incentive Plan and forms of agreement thereunder

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Deloitte LLP, Independent Registered Chartered Professional Accountants

23.2	Consent of Deloitte & Associés, independent auditors

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)